UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Trust f/b/o Lauder Aerin & Jane, u/a/d 12/15/76, by E. & J.H. Lauder (1) c/o Richard D. Parsons
   75 Rockefeller Plaza
   New York, NY  10019
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |05/18/|X   | |937,554           |D  |(2)        |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |05/18/|J (3| |1,078,880         |D  |(3)        |2,000,000 (4)      |D     |                           |
                           |1999  |)   | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Class B Common Stock  |1:1     |05/18|X (2| |937,554    |A  |Immed|NA   |Class A Comm|937,554|       |            |D  |            |
                      |        |/1999|)   | |           |   |.    |     |on Stock    |       |       |            |   |            |
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Class B Common Stock  |1:1     |05/18|J (3| |1,078,880  |A  |Immed|NA   |Class A Comm|1,078,8|       |5,369,354 (4|D  |            |
                      |        |/1999|)   | |           |   |.    |     |on Stock    |80     |       |)           |   |            |
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Call Option (right to |        |05/18|E   | |937,554    |D  |Immed|6/30/|Class B Comm|937,554|       |0           |D  |            |
acquire Class B Common|        |/1999|    | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
 Stock)               |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Put Option (rigth to s|        |05/18|E   | |937,554    |D  |Immed|6/30/|Class A Comm|937,554|       |0           |D  |            |
ell Class A Common Sto|        |/1999|    | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
ck)                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Put Option (obligation|        |05/18|X   | |937,554    |D  |Immed|6/30/|Class B Comm|937,554|       |0           |D  |            |
 to acquire Class B Co|        |/1999|    | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
mmon Stock)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Call Option (obligatio|        |05/18|X   | |937,554    |D  |Immed|6/30/|Class A Comm|937,554|       |0           |D  |            |
n to sell Class A Comm|        |/1999|    | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
on Stock)             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. The full name of the trust is: Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estee
Lauder and Joseph H. Lauder, as
Grantors.
2. Disposition of shares of Class A Common Stock and acquisition of shares of Class B Common Stock pursuant to
Call Option (obligation to sell Class A Common Stock) and Put Option (obligation to acquire Class B Common Stock) referred to in Table II. These options provided for the delivery of a like number of shares of Class A Common Stock to acquire the shares of Class B Common Stock.
3. The Reporting Person received 1,078,880 shares of Class B Common Stock in exchange for 1,078,880 shares of
Class A Common
Stock.
4. The amount of securities beneficially owned at the end of the month does not reflect the Issuer's 2-for-1 stock split of its Class A and Class B Common Stock because the stock split did not become effective until June 2, 1999.
SIGNATURE OF REPORTING PERSON
Richard D. Parsons, Trustee
DATE
06/03/1999